Blackstone Real Estate Income Fund II

Subscription Agreement

This “Subscription Agreement” relates to subscriber’s (“Subscriber”) subscription for shares (“Shares”) in Blackstone Real Estate Income Fund II (the “Fund”) and is intended to be read in conjunction with the accompanying Signature Pages. By executing and submitting the Signature Pages, Subscriber makes and affirms all of the certifications, representations, warranties, agreements, acknowledgements and undertakings set forth in this Subscription Agreement. Subscriber agrees that to the extent there is an inconsistency between this Subscription Agreement and the Signature Pages, the terms of this Subscription Agreement shall control.

The completed Signature Pages are due seven (7) business days before the end of the month. The subscription amount and any available placement fee amount or sales load must be available in the Subscriber’s account five (5) business days before the end of the month.

1.	Subscriber Qualification and Certification as a Qualified Client

The Subscriber hereby certifies that the Subscriber is an eligible “qualified client” (“Qualified Client”), as defined in Rule 205-3 under the Investment Advisers Act of 1940, as amended at the time their Subscription Agreement is entered into, at the time of the Subscriber’s investment in the Fund because the Subscriber satisfies one or more of the following categories of Qualified Clients:

(a)	The Subscriber is a natural person who, or a company that, immediately after entering into this Subscription Agreement has at least $1,000,000 under the management of Blackstone Real Estate Income Advisors L.L.C.;

(b)	The Subscriber is a natural person who, or a company that, Blackstone Real Estate Income Advisors L.L.C. reasonably believes, immediately prior to entering into this Subscription Agreement, either:

i.	Has a net worth (together, in the case of a natural person, with assets held jointly with a spouse) of more than $ 2,100,000 at the time this Subscription Agreement is entered into; or

ii.	Is a “qualified purchaser” as defined in section 2(a)(51)(A) of the Investment Company Act of 1940, as amended at the time this Subscription Agreement is entered into; or

(c)	The Subscriber is natural person who immediately prior to entering into this subscription agreement is:

i.	An executive officer, director, trustee, general partner, or person serving in a similar capacity, of Blackstone Real Estate Income Advisors L.L.C.; or

ii.	An employee of Blackstone Real Estate Income Advisors L.L.C. (other than an employee performing solely clerical, secretarial or administrative functions with regard to the investment adviser) who, in connection with his or her regular functions or duties, participates in the investment activities of such investment adviser, provided that such employee has been performing such functions and duties for or on behalf of Blackstone Real Estate Income Advisors L.L.C., or substantially similar functions or duties for or on behalf of another company for at least 12 months.

Blackstone Real Estate Income Fund

Subscription Agreement

2.	Other Certifications

The Subscriber understands that it may be a violation of state and federal law for the Subscriber to provide this certification if Subscriber knows that it is not true. The Subscriber has read the Fund’s most recently updated prospectus, statement of additional information and any appendices thereto, including the investor qualification and investor suitability provisions, as contained therein. The Subscriber understands that an investment in the Fund involves a considerable amount of risk and that some or all of the investment may be lost. The Subscriber understands that an investment in the Fund is suitable only for investors who can bear the risks associated with the limited liquidity of the investment and should be viewed as a long-term investment.

The Subscriber is aware of the Fund’s limited provisions for transferability and withdrawal and has carefully read and understands the “Repurchases and Transfers of Shares” provisions in the prospectus.

The Subscriber agrees to indemnify and hold harmless the Fund, the Trustees of the Fund, Blackstone Real Estate Income Advisors L.L.C., each other shareholder of the Fund and their respective affiliates against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which those persons may become subject by reason of or arising from any transfer of the Shares made by the Subscriber in violation of the provisions described under “Repurchases and Transfers of Shares” in the prospectus or any misrepresentation made by undersigned in connection with any transfer of the Shares.

If the Subscriber is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA” and such plan a “Benefit Plan”) and is executing this application on behalf of a Benefit Plan fiduciary as defined in section 3(21) of such act (a Fiduciary) , the Subscriber represents and warrants that the Subscriber has considered the following with respect to the Benefit Plan’s investment in the Fund and has determined that, in review of such considerations, the investment is consistent with the Fiduciary’s responsibilities under ERISA: (i) the fiduciary investment standards under ERISA in the context of the Benefit Plan’s particular circumstances; (ii) the permissibility of an investment in the Fund under the documents governing the Benefit Plan and the Fiduciary; and (iii) the risks associated with an investment in the Fund and the fact that the Benefit Plan may be unable to redeem the investment, although the Fund may repurchase the investment at certain times and under certain conditions set forth in the prospectus.

The Subscriber represents and warrants that it is not a current or former senior political figure1 or politically exposed person.2

1 A “senior foreign political figure” is defined as (a) a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise; (b) a corporation, business, or other entity that has been formed by, or for the benefit of, any such individual; (c) an immediate family member of any such individual; and (d) a person who is widely and publicly known (or is actually known by the Subscriber) to be a close associate of such individual. For purposes of this definition, a “senior official” or “senior executive” means an individual with substantial authority over policy, operations, or the use of government-owned resources; and “immediate family member” means a spouse, parents, siblings, children and spouse’s parents or siblings.

2 A “politically exposed person” (“PEP”) is defined as “individuals who are or have been in the past entrusted with prominent public functions in a foreign country.” This definition of PEPs would include heads of state or of government, senior politicians, senior government, judicial or military officials, senior executives of state owned corporations and important political party officials. “Financial Action Task Force on Money Laundering: The Forty Recommendations” at http://www.fatf-gafi.org/dataoecd/42/43/33628117.PDF (June 20, 2003).

Blackstone Real Estate Income Fund

Subscription Agreement

The Subscriber is not a retirement, pension or similar plan or trust (collectively, a “Pension Plan”) which is established by a state, or a municipality of such state, that prohibits the use of placement agents or finders in connection with investments by such state’s or municipality’s Pension Plans.

If the Subscriber is signing on behalf of an entity, the Subscriber represents and warrants that the Subscriber is duly authorized to execute this account application and to conduct transactions in this account on behalf of that entity.

The Subscriber is purchasing Shares for its own account, and not with a view to the distribution, assignment, transfer or other disposition of the Shares.

The Subscriber authorizes the Fund to use other sources of information, including obtaining a credit report or other financial responsibility report about the Subscriber, at any time to verify the information provided herein and to determine the identity of the owners of the account. The Subscriber understands that, upon written request, the Fund will provide the Subscriber the name and address of any such credit agency used.

The Subscriber understands that the Shares of the Fund are not deposits or obligations of any bank, are not guaranteed by any bank, are not insured by the FDIC or any other agency and involve investment risks, including possible loss of the principal amount invested.

All information provided herein is true, accurate and complete, and may be relied upon by the Fund until otherwise notified. The Subscriber agrees to (1) notify Blackstone Advisory Partners L.P. (“Blackstone”) by calling 1-888-386- 9490 and Merrill Lynch, Pierce, Fenner & Smith Inc and (2) promptly contact Blackstone and Merrill Lynch, Pierce, Fenner & Smith Inc in writing whenever there has been a change that would affect the representations or account information provided herein.

If the Subscriber is purchasing Shares to be held within a brokerage account, any proceeds from future tenders for repurchase will generally need to be returned to that brokerage account. In any event, the Subscriber understands that the tender offer documents will provide further detail of any options that may be available to the Subscriber in connection with such repurchase offers.

The Subscriber understands that Subscriber’s Investment Professional may receive compensation with respect to clients that have invested in the Fund for as long as such clients remain invested in the Fund.

By signing below, the Subscriber understands that the Fund and its affiliates are relying on the certification and agreements made herein in determining the Subscriber’s qualification and suitability as an investor in the Fund. The Subscriber understands that an investment in the Fund is not appropriate for, and may not be acquired by, any person who cannot make the certifications herein, and agrees to indemnify the Fund, Blackstone Real Estate Income Advisors L.L.C., the Trustees of the Fund and/or any of their affiliates and hold harmless from any liability that the Fund, Blackstone Real Estate Income Advisors L.L.C., the Trustees of the Fund and/or any of their affiliates may incur as a result of this certification being untrue in any respect.

By signing the accompanying Signature Pages, the Subscriber hereby executes as a shareholder and agrees to be bound by the Fund’s policies as disclosed in the Fund’s organizational and disclosure documents.

The Subscriber hereby acknowledges and agrees that, without the consent of Blackstone Real Estate Income Advisors L.L.C., the Fund’s investment adviser, the Subscriber shall not (a) reproduce or distribute any information relating to the Fund, in whole or in part, or (b) disclose or cause to be disclosed any such information to any person nor use any such information for its own purposes or its own account, except in connection with its investment in the Fund and except as otherwise required by any regulatory authority, law or regulation, or by legal process. Notwithstanding the foregoing or anything else in this Subscription Agreement to the contrary, the Subscriber (and each employee, representative, or other agent of the Subscriber) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and tax structure of (i) the Fund and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Subscriber relating to such tax treatment and tax structure.

Blackstone Real Estate Income Fund

Subscription Agreement

The Subscriber hereby acknowledges that the Fund may repurchase all or any portion of a shareholder’s Shares or cause a shareholder to sell all or a portion of its Shares to another shareholder without the shareholder’s consent in certain circumstances. See “Repurchases and Transfers of Shares—Forced Redemption” in the Fund’s prospectus dated January 24, 2014, and in any supplement or amendment thereto.

3.	ERISA

ACCEPTANCE OF INVESTMENTS ON BEHALF OF ERISA PLANS OR INDIVIDUAL RETIREMENT ACCOUNTS IS IN NO RESPECT A REPRESENTATION BY BLACKSTONE Real Estate Income Advisors L.L.C. OR MERRILL LYNCH, PIERCE, FENNER & SMITH INC THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN.

The Subscriber, Fiduciary, or other representative hereby certifies and warrants that: (a) he/she has full power and authority from or on behalf of the plan or account named in the Signature Pages (i) to complete, execute, and deliver the Signature Pages (subject to this Subscription Agreement); and (ii) to make the statements, representations, and warranties made herein and in the Signature Pages; and (b) the investment in Blackstone Real Estate Income Fund specified is authorized under applicable law and the governing documents of the plan or account, and has been affirmatively authorized under any applicable procedures, and is legally permissible.

Blackstone
Blackstone Registered Funds
Privacy Notice
Rev February, 2015
FACTS WHAT DO BLACKSTONE REGISTERED FUNDS DO WITH YOUR PERSONAL INFORMATION?
Why? Financial companies choose how they share your personal information. Federal law gives consumers the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.
What? The types of personal information we collect and share depend on the product or service you have with us. This information can include:
Social Security number and income
Assets and investment experience
Risk tolerance and transaction history
How? All financial companies need to share customers’ personal information to run their everyday business. In the section below, we list the reasons financial companies can share their customers’ personal information; the reasons Blackstone Registered Funds (as defined below) choose to share; and whether you can limit this sharing.
Reasons we can share your personal information Do Blackstone Registered Funds share? Can you limit this sharing?
For our everyday business purposes—
such as to process your transactions, maintain your account(s), respond to court orders and legal investigations, or report to credit bureaus Yes No
For our marketing purposes—
to offer our products and services to you Yes No
For joint marketing with other financial companies No We don’t share
For our affiliates’ everyday business purposes—
information about your transactions and experiences No We don’t share
For our affiliates’ everyday business purposes—
information about your creditworthiness No We don’t share
For our affiliates to market to you No We don’t share
For nonaffiliates to market to you No We don’t share
Questions? Email us at GLB.privacy@blackstone.com

Who we are
Who is providing this notice? Blackstone Registered Funds include Blackstone Alternative Alpha Fund, Blackstone Alternative Alpha Fund II, Blackstone Real Estate Income Fund, Blackstone Real Estate Income Fund II, and Blackstone Alternative Investment Funds, on behalf of its series Blackstone Alternative Multi-Manager Fund and Blackstone Alternative Multi- Strategy Fund
What we do
How do Blackstone Registered Funds protect my personal information? To protect your personal information from unauthorized access and use, we use security measures that comply with federal law. These measures include computer safeguards and secured files and buildings.
How do Blackstone Registered Funds collect my personal information? We collect your personal information, for example, when you:
open an account or give us your income information
provide employment information or give us your contact information tell us about your investment or retirement portfolio
We also collect your personal information from others, such as credit bureaus, affiliates, or other companies.
Why can’t I limit all sharing? Federal law gives you the right to limit only:
sharing for affiliates’ everyday business purposes—information about your creditworthiness affiliates from using your information to market to you
sharing for nonaffiliates to market to you
State laws and individual companies may give you additional rights to limit sharing. See below for more on your rights under state law.
What happens when I limit sharing for an account I hold jointly with someone else? Your choices will apply to everyone on your account—unless you tell us otherwise.
Definitions
Affiliates Companies related by common ownership or control. They can be financial and nonfinancial companies.
Our affiliates include companies with a Blackstone name and financial companies such as GSO Capital Partners LP and Strategic Partners Fund Solutions.
Nonaffiliates Companies not related by common ownership or control. They can be financial and nonfinancial companies.
Blackstone Registered Funds do not share with nonaffiliates so they can market to you.
Joint marketing A formal agreement between nonaffiliated financial companies that together market financial products or services to you.
Our joint marketing partners include financial services companies.
Other important information
California Residents—In accordance with California law, we will not share information we collect about California residents with nonaffiliates except as permitted by law, such as with the consent of the customer or to service the customer’s accounts. We will also limit the sharing of information about you with our affiliates to the extent required by applicable California law.
Vermont Residents—In accordance with Vermont law, we will not share information we collect about Vermont residents with nonaffiliates except as permitted by law, such as with the consent of the customer or to service the customer’s accounts. We will not share creditworthiness information about Vermont residents among Blackstone Registered Funds’ affiliates except with the authorization or consent of the Vermont resident.